                                                               Exhibit (d)(xvii)

June 1, 2004

Randall W. Merk,
President and Chief Executive Officer,
Schwab Capital Trust
101 Montgomery Street
San Francisco, CA 94104

Re: Schwab U.S. MarketMasters Fund - Select Shares
    Schwab Balanced MarketMasters Fund - Select Shares
    Schwab Small-Cap MarketMasters Fund - Select Shares

Dear Mr. Merk:

This letter will confirm our agreement to limit net operating expenses of the above-named fund, as noted in the table below and described in the fund's registration statement filed with the Securities and Exchange Commission.

                               NET
                            OPERATING
                             EXPENSE      GUARANTEED
        FUND                  LIMIT        THROUGH:
SCHWAB U.S.                   1.07%        2/28/06
MARKETMASTERS FUND -
SELECT SHARES

SCHWAB BALANCED               0.95%        2/28/06
MARKETMASTERS FUND -
SELECT SHARES

SCHWAB SMALL-CAP              1.37%        2/28/06
MARKETMASTERS FUND

Sincerely,

/s/ Stephen B. Ward                       /s/ Evelyn Dilsaver
----------------------------              -----------------------
    Stephen B. Ward                           Evelyn Dilsaver
    Senior Vice President and Chief           Senior Vice President, AMPS
    Investment Officer, Charles Schwab        Development and Distribution
    Investment Management, Inc.               Charles Schwab & Co., Inc.

cc:
Shelley Harding-Riggen
Steven Greenwell
Tai-Chin Tung
Mei-Luh Lee